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                                                                      EXHIBIT 23



                     CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 33-34499) and Registration Statements on Form S-8 (Registration No. 33-99974 and Registration No. 333-86145) of Arch Capital Group Ltd. of our report dated February 6, 2001 relating to the financial statements, which appears on page F-2 of the Company's Annual Report on Form 10-K, for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated February 6, 2001 relating to the financial statement schedules, which appears on page S-1 of the Company's Annual Report on Form 10-K, for the year ended December 31, 2000.

/s/ PricewaterhouseCoopers
Hamilton, Bermuda
March 30, 2001